INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Preliminary Third Quarter 2007 Results

Boosted by Gains in Key Businesses

Earnings from Continuing Operations Before Special Items

Reach $0.57 Per Share

•	Earnings per share from continuing operations and before special items rose to $0.57 from $0.52 in the second quarter of 2007 and $0.45 in the 2006 third quarter.

•	Third-quarter 2007 net earnings totaled $0.51 per share, compared with net earnings of $0.44 per share in the prior quarter and $0.46 per share in the third quarter of 2006.

•	Net sales for the quarter were $5.5 billion, versus $5.3 billion in the second quarter and $5.4 billion in the third quarter of 2006.

MEMPHIS, Tenn.—Nov. 2, 2007—International Paper (NYSE: IP) today reported preliminary third-quarter 2007 net earnings of $217 million ($0.51 per share) compared with net earnings of $190 million ($0.44 per share) in the 2007 second quarter and $224 million ($0.46 per share) in the third quarter of 2006. Amounts in all periods include special items, most notably a gain of $185 million ($0.38 per share) in the third quarter of 2006 from sales of U.S. forestlands included in the transformation plan.

Diluted Earnings Per Share Summary

	Third Quarter 2007	Second Quarter 2007	Third Quarter 2006
Net Earnings	$0.51	$0.44	$0.46
Discontinued Operations: Loss on sale or impairment	—	0.02	0.34
Loss from Operations	0.01	—	—

	0.01	0.02	0.34

Earnings from Continuing Operations	0.52	0.46	0.80
Net Special Items Expense (Income)	0.05	0.06	(0.35)

Earnings from Continuing Operations and Before Special Items	$0.57	$0.52	$0.45

Earnings from continuing operations and before special items in the third quarter of 2007 were $243 million ($0.57 per share), compared with $223 million ($0.52 per share) in the second quarter and $216 million ($0.45 per share) in the third quarter of 2006.

Quarterly net sales were $5.5 billion, up slightly from $5.3 billion in the second quarter and $5.4 billion in the third quarter of 2006.

Industry segment operating profits rose to $610 million for the 2007 third quarter versus $572 million in the prior quarter and $686 million in the third quarter of 2006. The quarter-to-quarter increase reflects fewer planned maintenance outages as well as improved price realizations in North America, Europe and Brazil, offset somewhat by higher input costs.

“We had a solid third quarter,” said International Paper Chairman and Chief Executive Officer John Faraci. “We continue to improve paper and packaging business earnings and expand margins, and we continue to improve earnings capacity from non-U.S. operations. Volumes were flat quarter-to-quarter, but we saw overall price improvement, which more than offset some increases in raw material and distribution costs.”

Commenting on the fourth quarter of 2007, Faraci said, “We expect slightly higher earnings from continuing operations. Volumes will slow seasonally in most segments. We expect modest overall improvement in pricing with the realization of previously announced price increases. Costs for wood, energy and transportation will continue to increase, and other costs will remain high.”

SEGMENT INFORMATION

Third-quarter 2007 segment operating profits and business trends compared with the previous quarter are as follows:

Operating profits for Printing Papers reached $307 million, up from second-quarter operating profits of $249 million, propelled by a 45 percent increase in U.S. uncoated papers, largely because of continuing price improvement and lower planned maintenance spending, as well as volume, price and mix improvements in Brazilian papers. Pulp earnings were about flat, and European papers profits declined slightly, largely resulting from increased planned maintenance spending.

Industrial Packaging operating profits were $115 million, down from $139 million in the prior quarter. The Pensacola linerboard machine start-up and one-time restructuring costs contributed to the decline, along with seasonal slowdown in European container, lower U.S. box volumes and higher converting costs. Results were favorably impacted by fewer planned maintenance outages in the quarter.

Consumer Packaging operating profits were about flat at $49 million compared with $48 million in the second quarter. The U.S. coated paperboard business experienced strong volumes, price and operations, and reduced planned maintenance spending, somewhat offset by higher input costs. Foodservice business profits declined slightly from seasonally strong second-quarter performance, and Shorewood Packaging results were flat.

The company’s distribution business, xpedx, again reported strong quarterly sales and earnings, with operating profits of $40 million, a 4 percent increase from prior–quarter results of $38 million and a 16 percent increase year over year. Volumes and margins increased, in part because of the addition of Central Lewmar to xpedx near the end of the quarter.

Forest Products operating profits were $99 million, even with second-quarter operating profits of $98 million. While land sales are difficult to forecast within a quarter, the company expects full-year 2007 earnings from land sales of approximately $450 million. The company’s objective in selling its remaining 390,000 acres of forestland is to obtain maximum value for shareowners.

Net corporate expense totaled $188 million for the quarter, compared with $179 million in the second quarter and $221 million in the 2006 third quarter. The increase compared with the 2007 second quarter reflects small increases in various expense categories. The decrease from the 2006 third quarter primarily reflects benefits from lower pension expenses.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the third quarter of 2007 was 29 percent, even with the second quarter, and up slightly from 28 percent in the third quarter of 2006.

EFFECTS OF SPECIAL ITEMS

Special items in the third quarter of 2007 included restructuring and other charges totaling $42 million before taxes ($26 million after taxes), including $37 million of pre-tax charges ($23 million after taxes) related to the closure of the company’s Terre Haute, Ind., mill. Additionally, net pre-tax gains of $8 million ($6 million after taxes) were recorded, principally to reduce estimated transaction costs accrued in connection with the transformation plan forestland sales in 2006, and a $3 million increase to the income tax provision was recorded related to the settlement of a prior-year tax audit.

Special items in the second quarter of 2007 consisted of a $26 million pre-tax charge ($16 million after taxes) for organizational restructuring programs associated with the company’s transformation plan, including $17 million ($11 million after taxes) of accelerated depreciation expense for long-lived assets being removed from service, and a pre-tax gain of $1 million (a loss of $7 million after taxes) for adjustments to estimated losses on sales of businesses previously sold.

Special items in the third quarter of 2006 included restructuring and other charges totaling $92 million before taxes ($56 million after taxes), including costs associated with the company’s transformation plan and charges for adjustments to legal reserves; pre-tax credits of $304 million ($185 million after taxes) from sales of U.S. forestlands; and net pre-tax gains on sales and impairments of businesses totaling $74 million ($44 million after taxes), including a $110 million pre-tax gain ($68 million after taxes) related to a previous forestland sale in Maine and a $38 million pre-tax charge ($23 million after taxes) upon the completion of the sale of the company’s U.S. coated and supercalendered papers business.

DISCONTINUED OPERATIONS

The company completed the sale of the remainder of its beverage packaging business in the third quarter of 2007.

Discontinued operations for the second quarter of 2007 included pre-tax charges of $6 million ($4 million after taxes) and $5 million ($3 million after taxes) relating to adjustments to estimated losses on the sales of its wood products and beverage packaging businesses, respectively.

Discontinued operations for the third quarter of 2006 included a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the Brazilian coated papers business, pre-tax losses of $115 million and $165 million ($82 million and $165 million after taxes) to adjust the carrying values of the beverage packaging and wood products businesses to their estimated fair values, a net $12 million pre-tax gain ($3 million after taxes) related to other smaller items, and the operating results of these businesses and the kraft papers business for the quarter.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time / 9 a.m. Central Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 3Q 2007 Earnings Call. The conference ID number is 15371359. Participants should call in no later than 9:45 a.m. EDT/8:45 CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “15371359.”

International Paper (NYSE:IP), founded in 1898, is a global uncoated paper and packaging company with primary markets and manufacturing operations in North America, Europe, Russia, Latin America, Asia and North Africa. Its

uncoated papers and packaging businesses are complemented by xpedx, North America’s largest distributor of printing papers and graphics supplies and equipment. Headquartered in the United States, International Paper employs approximately 54,000 people in more than 20 countries, and serves customers worldwide. Annual sales are about $22 billion. International Paper partners with customers and environmental, academic, civic and governmental organizations, as well as landowners and harvesting professionals, to encourage responsible forest stewardship, to improve the health and productivity of forestlands and to increase recovery of our recyclable products. The company has a long-standing policy of using no wood from endangered forests. To learn more about International Paper, its products and commitment to economic, social and environmental sustainability, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, the company’s product mix, demand and pricing for its products; (ii) global economic conditions and political changes, particularly in Latin America, Russia, Europe and Asia, including but not limited to changes in currency exchange rates, credit availability, and the company’s credit ratings issued by recognized credit rating organizations; (iii) natural disasters, such as hurricanes and earthquakes; (iv) the company’s ability to realize anticipated profit improvement from its transformation plan, and (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Tom Cleves, 901-419-7566 and Ann-Marie Donaldson, 901-419-4967

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30, 2007		Nine Months Ended September 30,
	2007		2006				2007		2006
Net Sales	$5,541		$5,429		$5,291		$16,049		$16,671

Costs and Expenses
Cost of products sold	4,086		3,906		3,881		11,818		12,345
Selling and administrative expenses	455		465		441		1,331		1,394
Depreciation, amortization and cost of timber harvested	277		287		269		808		883
Distribution expenses	255		267		254		765		828
Taxes other than payroll and income taxes	42		52		47		131		160
Restructuring and other charges	42	(a)	92	(c)	26	(g)	86	(i)	189	(l)
Insurance recoveries	—		—		—		—		(19)
Forestland sales	(9)	(b)	(304)	(d)	—		(9)	(b)	(366)	(m)
Impairment of goodwill	—		—		—		—		—
Net losses (gains) on sales and impairments of businesses	1		(74)	(e)	(1)		(314)	(j)	1,346	(n)
Reversal of reserves no longer required, net	—		—		—		—		—
Interest expense, net	77		144		80		218		441

Earnings (Loss) From Continuing Operations Before Income Taxes and	—		—		—
Minority Interest	315	(a,b)	594	(c-e)	294	(g)	1,215	(b,i,j)	(530)	(l,m,n)
Income tax provision	89		204		89		321		221
Minority interest expense, net of taxes	6		5		5		17		14

Earnings (Loss) From Continuing Operations	220	(a,b)	385	(c-e)	200	(g)	877	(b,i,j)	(765)	(l,m,n)
Discontinued Operations, net of taxes and minority interest	(3)		(161)	(f)	(10)	(h)	(36)	(k)	(164)	(o)

Net Earnings (Loss)	$217	(a,b)	$224	(c-f)	$190	(g,h)	$841	(b,i-k)	$(929)	(l-o)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.52	(a,b)	$0.81	(c-e)	$0.46	(g)	$2.03	(b,i,j)	$(1.57)	(l,m,n)
Discontinued operations	(0.01)		(0.34)	(f)	(0.02)	(h)	(0.08)	(k)	(0.34)	(p)

Net earnings (loss)	$0.51	(a,b)	$0.47	(c-f)	$0.44	(g,h)	$1.95	(b,i-k)	$(1.91)	(l-o)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.52	(a,b)	$0.80	(c-e)	$0.46	(g)	$2.01	(b,i,j)	$(1.57)	(l,m,n)
Discontinued operations	(0.01)		(0.34)	(f)	(0.02)	(h)	(0.08)	(k)	(0.34)	(p)

Net earnings (loss)	$0.51	(a,b)	$0.46	(c-f)	$0.44	(g,h)	$1.93	(b,i-k)	$(1.91)	(l-o)

Average Shares of Common Stock Outstanding - Diluted	425.6		484.9		431.2		435.7		485.2

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.75		$0.75

The accompanying notes are an integral part of these financial statements.

Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

(a)	Includes a pre-tax charge of $27 million ($17 million after taxes) of accelerated depreciation charges for the Terre Haute, IN mill, which has been closed as part of the Company’s Transformation Plan, and a pre-tax charge of $10 million ($6 million after taxes) for environmental costs associated with this closure, a pre-tax charge of $3 million ($2 million after taxes) for Brazilian restructuring charges, and a pre-tax charge of $2 million ($1 million after taxes) for severance and other charges associated with the Company’s Transformation Plan.
(b)	Includes a pre-tax gain of $9 million ($5 million after taxes) to reduce estimated transaction costs accrued in connection with the 2006 sale of U.S. Forestlands included in the Company’s Transformation Plan.
(c)	Includes a pre-tax charge of $57 million ($35 million after taxes) for severance and other charges associated with the Company’s Transformation Plan and a pre-tax charge of $35 million ($21 million after taxes) for legal reserves.
(d)	Includes a pre-tax gain of $304 million ($185 million after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.
(e)	Includes the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, a pre-tax charge of $38 million ($23 million after taxes) to reflect the completion of the sales of the Company’s U.S. coated and supercalendered papers business, and a net pre-tax gain of $2 million (a loss of $1 million after taxes) related to other smaller items.
(f)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the Company’s Brazilian coated papers business, pre-tax losses of $115 million and $165 million ($82 million and $165 million after taxes) to adjust the carrying values of the Company’s beverage packaging and wood products businesses to estimated fair values, a net $12 million pre-tax gain ($3 million after taxes) related to smaller items, and the operating results of the kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.
(g)	Includes $17 million ($11 million after taxes) of accelerated depreciation charges for long-lived assets being removed from service, and $9 million ($5 million after taxes) of other charges, associated with the Company’s Transformation Plan.
(h)	Includes a pre-tax charge of $6 million ($4 million after taxes) for adjustments relating to the sale of the wood products business, a pre-tax charge of $5 million ($3 million after taxes) for adjustments relating to the sale of the beverage packaging business, and the operating results of these businesses.
(i)	Includes a pre-tax charge of $27 million ($17 million after taxes) of accelerated depreciation charges for the Terre Haute, IN mill, which has been closed as part of the Company’s Transformation Plan, and a pre-tax charge of $10 million ($6 million after taxes) for environmental costs associated with this closure, a pre-tax charge of $3 million ($2 million after taxes) for Brazilian restructuring charges, accelerated depreciation charges of $29 million ($18 million after taxes) for long-lived assets being removed from service, and $17 million ($10 million after taxes) for severance and other charges, associated with the Company’s Transformation Plan.
(j)	Includes a pre-tax gain of $113 million ($102 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($159 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, a $6 million pre-tax loss ($4 million after taxes) for adjustments to the loss on the sale of UK and Ireland box plants, a $5 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business, and a $3 million pre-tax loss ($3 million after taxes) for other small items.

(k)	Includes a pre-tax gain of $16 million ($6 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $21 million ($43 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the year-to-date operating results of the beverage packaging and wood products businesses.
(l)	Includes a pre-tax charge of $124 million ($75 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, a pre-tax charge of $8 million ($5 million after taxes) for losses on early debt extinguishment, and a pre-tax charge of $57 million ($35 million after taxes) for legal reserves.
(m)	Includes a pre-tax gain of $366 million ($224 million after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.
(n)	Includes a pre-tax charge of $1.4 billion ($1.3 billion after taxes) to reduce the carrying value of the net assets of the coated and supercalendered papers business to their estimated fair value, a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value, the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, a pre-tax charge of $38 million ($23 million after taxes) to reflect the completion of the sales of the Company’s U.S. coated and supercalendered papers business, and a net pre-tax gain of $2 million (a loss of $5 million after taxes) related to other smaller items.
(o)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the Company’s Brazilian coated papers business, pre-tax losses of $115 million and $165 million ($82 million and $165 million after taxes) to adjust the carrying values of the Company’s beverage packaging and wood products businesses to their estimated fair values, a pre-tax charge of $116 million ($72 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, a net $12 million pre-tax credit ($3 million after taxes) related to smaller items, and the operating results of the company’s kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.

INTERNATIONAL PAPER COMPANY

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30, 2007	Nine Months Ended September 30,
	2007	2006		2007	2006
Earnings Before Special Items	$243	$216	$223	$669	$419
Restructuring and other charges	(26)	(56)	(16)	(53)	(115)
Insurance recoveries	—	—	—	—	12
Reversals of reserves no longer required	—	—	—	—	—
Net gains (losses) on sales and impairments of businesses	1	44	(7)	258	(1,298)
Forestland sales	5	185	—	5	224
Impairment of goodwill	—	—		—	—
Interest income	—	—	—	1	—
Income tax adjustments	(3)	(4)	—	(3)	(7)

Earnings (Loss) Per Common Share from Continuing Operations	220	385	200	877	(765)
Discontinued operations	(3)	(161)	(10)	(36)	(164)

Net Earnings (Loss) as Reported	$217	$224	$190	$841	$(929)

Diluted Earnings per Common Share

	Three Months Ended September 30,		Three Months Ended June 30, 2007	Nine Months Ended September 30,
	2007	2006		2007	2006
Earnings Per Share Before Special Items	$0.57	$0.45	$0.52	$1.54	$0.87
Restructuring and other charges	(0.05)	(0.12)	(0.04)	(0.11)	(0.24)
Insurance recoveries	—	—	—	—	0.02
Reversals of reserves no longer required	—	—	—	—	—
Net gains (losses) on sales and impairments of businesses	—	0.09	(0.02)	0.58	(2.67)
Forestland sales	0.01	0.38	—	0.01	0.46
Impairment of goodwill			—	—	—
Interest Income	—	—	—	—	—
Income tax adjustments	(0.01)	—	—	(0.01)	(0.01)

Earnings (Loss) Per Common Share from Continuing Operations	0.52	0.80	0.46	2.01	(1.57)
Discontinued operations	(0.01)	(0.34)	(0.02)	(0.08)	(0.34)

Diluted Earnings (Loss) per Common Share	$0.51	$0.46	$0.44	$1.93	$(1.91)

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.
(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.
(3)	Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.
(4)	Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended September 30,		Three Months Ended June 30, 2007	Nine Months Ended September 30,
	2007	2006		2007	2006
Printing Papers (2)	$1,660	$1,610 (3)	$1,610	$4,810	$5,225 (3)
Industrial Packaging	1,305	1,250	1,315	3,855	3,665
Consumer Packaging (2)	775	705	790	2,315	1,950
Distribution	1,880	1,730	1,720	5,275	5,070
Forest Products	120	135	90	295	575
Other Businesses (6)	—	245	—	135	705
Corporate and Inter-segment Sales	(199)	(246)	(234)	(636)	(519)

Net Sales	$5,541	$5,429	$5,291	$16,049	$16,671

Operating Profit by Industry Segment

	Three Months Ended September 30,		Three Months Ended June 30, 2007	Nine Months Ended September 30,
	2007	2006 (1)		2007	2006 (1)
Printing Papers (2)	$307	$251	$249	$787	$573 (5)
Industrial Packaging	115	152 (4)	139	357	267 (4)
Consumer Packaging (2)	49	62	48	158	145 (5)
Distribution	40	34	38	107	97
Forest Products	99	166	98	297	516
Other Businesses (6)	—	21	—	6	51

Operating Profit	610	686	572	1,712	1,649

Interest expense, net	(77)	(144)	(80)	(218)	(441)
Minority interest (7)	4	—	6	15	5
Corporate items, net	(188)	(221)	(179)	(531)	(580)
Restructuring and other charges	(42)	(92)	(26)	(86)	(189)
Insurance recoveries	—	—	—	—	19
Forestland sales	9	304	—	9	366
Net gains (losses) on sales and impairments of businesses	(1)	61	1	314	(1,359)

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	$315	$594	$294	$1,215	$(530)

(1)	Prior-period information has been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.
(2)	Reflects the reclassification of the European coated paperboard business from Printing Papers to Consumer Packaging.
(3)	Includes $140 million and $920 million for the three months and nine months ended September 30, 2006, respectively, from the coated and supercalendered paper business sold in 2006.
(4)	Includes a 2006 third-quarter gain of $13 million before taxes related to a sale of property in Spain.
(5)	Includes a 2006 second-quarter credit of $8 million before taxes in the Printing Papers segment for a tax settlement in Brazil and a special charge of $8 million before taxes in the Consumer Packaging segment for asset write-offs.
(6)	Includes Arizona Chemical, European Distribution and certain smaller businesses.
(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

INTERNATIONAL PAPER COMPANY

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended September 30,			Three Months Ended June 30, 2007		Nine Months Ended September 30,

	2007		2006			2007		2006
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	940		1,002	949		2,871		3,019
European & Russian Uncoated Papers	351		353	354		1,081		1,072
Brazilian Uncoated Papers	225	(4)	121	198	(4)	567	(4)	353
Asian Uncoated Papers	6		4	7		18		12

Uncoated Papers	1,522		1,480	1,508		4,537		4,456
Coated Papers	—		175	—		—		1,168
Market Pulp (3)	348		282	337		1,020		856

Packaging (In thousands of short tons)
Container of the Americas	896		902	905		2,683		2,733
European Container (Boxes)	274		293	298		879		939
Other Industrial and Consumer Packaging	158		124	165		454		401

Industrial and Consumer Packaging	1,328		1,319	1,368		4,016		4,073
Containerboard	466		451	457		1,315		1,385
Bleached Packaging Board	514	(5)	369	496	(5)	1,501	(5)	1,065
Coated Bristols	105		101	103		308		311
Saturated and Bleached Kraft Papers	61		62	63		177		196

Wood Products (In millions)
Panels (sq. ft. 3/8" - basis)	0		0	0		0		0
Lumber (board feet)	0		0	0		0		0

(1)	Sales volumes include third party and inter-segment sales.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes sales for the Luiz Antonio mill acquired in February 2007.
(5)	Includes sales for International Paper & Sun Cartonboard Co., Ltd. (in which International Paper acquired a 50% interest in the fourth quarter of 2006).

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	September 30, 2007	December 31, 2006
Assets

Current Assets
Cash and Temporary Investments	$1,702	$1,624
Accounts and Notes Receivable, Net	3,080	2,704
Inventories	2,030	1,909
Assets of Businesses Held for Sale	21	1,778
Deferred Income Tax Assets	516	490
Other	156	132

Total Current Assets	7,505	8,637

Plants, Properties and Equipment, Net	9,842	8,993
Forestlands	735	259
Investments	608	641
Goodwill	3,652	2,929
Assets Held for Exchange	—	1,324
Deferred Charges and Other Assets	1,373	1,251

Total Assets	$23,715	$24,034

Liabilities and Common Shareholders’ Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$586	$692
Liabilities of Businesses Held for Sale	5	333
Accounts Payable and Accrued Liabilities	3,438	3,616

Total Current Liabilities	4,029	4,641

Long-Term Debt	6,191	6,531
Deferred Income Taxes	2,751	2,233
Other Liabilities	2,567	2,453
Minority Interest	221	213

Common Shareholders’ Equity
Invested Capital	3,802	4,226
Retained Earnings	4,154	3,737

Total Common Shareholders’ Equity	7,956	7,963

Total Liabilities and Common Shareholders’ Equity	$23,715	$24,034

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Nine Months Ended September 30,
	2007	2006
Operating Activities
Net earnings (loss)	$841	$(929)
Discontinued operations, net of taxes and minority interest	36	164

Earnings (loss) from continuing operations	877	(765)
Depreciation, amortization and cost of timber harvested	808	883
Deferred income tax expense, net	125	133
Restructuring and other charges	86	189
Payments related to restructuring and legal reserves	(60)	(65)
Insurance recoveries	—	(19)
Net (gains) losses on sales and impairments of businesses	(314)	1,346
Gains on sales of forestlands	(9)	(366)
Periodic pension expense, net	158	283
Other, net	143	184
Changes in current assets and liabilities
Accounts and notes receivable	(6)	(249)
Inventories	(95)	(32)
Accounts payable and accrued liabilities	(318)	152
Other	1	(182)

Cash provided by operations - continuing operations	1,396	1,492
Cash (used for) provided by operations - discontinued operations	(56)	146

Cash Provided by Operations	1,340	1,638

Investment Activities
Invested in capital projects	(804)	(764)
Acquisitions, net of cash acquired	(216)	—
Proceeds from divestititures	1,675	2,163
Other	(135)	(241)

Cash provided by investment activities - continuing operations	520	1,158
Cash used for investment activities - discontinued operations	(12)	(57)

Cash Provided by Investment Activities	508	1,101

Financing Activities
Repurchases of common stock	(1,124)	(1,385)
Issuance of common stock	122	26
Issuance of debt	15	1,258
Reduction of debt	(528)	(3,156)
Change in book overdrafts	(3)	(50)
Dividends paid	(330)	(372)
Other	—	(2)

Cash used for financing activities - continuing operations	(1,848)	(3,681)
Cash provided by financing activities - discontinued operations	—	22

Cash Used for Financing Activities	(1,848)	(3,659)

Effect of Exchange Rate Changes on Cash	78	15

Change in Cash and Temporary Investments	78	(905)
Cash and Temporary Investments
Beginning of the period	1,624	1,641

End of the period	$1,702	$736